EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
APRIL 24, 2006		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES TERMINATION OF WRITTEN AGREEMENT
WITH FEDERAL RESERVE BANK OF CLEVELAND

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $528 million community bank holding company with five bank subsidiaries, announced today that its January 29, 2003 Written Agreement with the Federal Reserve Bank of Cleveland (FRB) has been terminated by the FRB. In a notice posted on the FRB’s website on April 20, 2006, (www.federalreserve.gov), the Federal Reserve Bank noted that Premier has fully satisfied all of the provisions of the Written Agreement and, accordingly, the FRB had terminated the agreement effective April 18, 2006.

On January 29, 2003, Premier and the Federal Reserve Bank of Cleveland entered into a written agreement in recognition of their common goal to restore the financial soundness of Premier. The agreement required Premier to (i) retain an independent consultant to review its management, directorate and organizational structure, (ii) adopt a management plan responsive to such consultant's report, (iii) update its management succession plan in accordance with any recommendations in such consultant's report, (iv) monitor its subsidiary banks' compliance with bank policies and loan review programs, (v) conduct formal quarterly reviews of its subsidiary banks' allowances for loan losses, (vi) maintain sufficient capital, (vii) submit a plan to the FRB for improving consolidated earnings over a three-year period, and (viii) submit to the Federal Reserve Bank of Cleveland annual projections of planned sources and uses of the parent company's cash, including a plan to service its outstanding debt and trust preferred securities. In addition to these requirements, the agreement restricted Premier’s ability to pay common stock dividends, pay quarterly distributions on Premier’s Trust Preferred Securities, and to initiate early redemptions of the Trust Preferred Securities without written permission from the FRB. With the termination of the written agreement, these restrictions have been lifted.

President and CEO Robert W. Walker commented, “We are very pleased to get the last of our remaining regulatory issues behind us. I wish to congratulate all of our management, employees and directors for their part in achieving this release. We look forward to competitive challenges ahead and believe we are a much stronger organization to deal with those opportunities.”

Certain Statements contained in this news release, including without limitation statements including the word “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.